Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of WillScot Mobile Mini Holdings, Corp. for the registration of common stock and to the incorporation by reference therein of our reports dated February 26, 2021, with respect to the consolidated financial statements of WillScot Mobile Mini Holdings Corp., and the effectiveness of internal control over financial reporting of WillScot Mobile Mini Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Baltimore, Maryland

March 1, 2021